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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of May 1, 2000, is by and between IASIS Healthcare Corporation, a Delaware corporation (the "Company"), and C. Wayne Gower (the "Executive").

         WHEREAS, the Executive has experience beneficial to the Company's operations, management and business development of acute care hospitals, outpatient facilities and ancillary medical services (the "Business"); and

         WHEREAS, the Company desires that the Executive serve as President and Chief Executive Officer of the Company and the Executive desires to hold such positions under the terms and conditions of this Agreement; and

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

         NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

                  1. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

                  2. TERM.

                     (a) Subject to termination pursuant to Section 10 hereof,
                         the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the "Term") shall commence on February 1, 2000, (the "Effective Date"), and terminate on the fifth anniversary thereof.

                     (b) Commencing on the fourth anniversary of the Effective
                         Date and on each subsequent anniversary thereof, the Term shall automatically be extended for a period of one (1) additional year following the expiration of the otherwise applicable Term unless, not later than ninety days (90) prior to any such anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

                  3. POSITION; LOCATION. During the Term, the Executive shall serve as President and Chief Executive Officer of the Company, supervising the conduct of the business and affairs of the Company and performing such other duties as the Board of Directors of the Company (the "Company Board") shall determine, which duties shall not be materially inconsistent with the duties to be performed by executives holding similar offices in similarly-sized healthcare corporations. The Executive shall report directly to the Company Board. The Company agrees to nominate the Executive for a position on the Company Board promptly following the date hereof and thereafter during each election of directors held during the Term, and the Executive agrees to serve, without any



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additional compensation (other than customary director fees paid or benefits conferred as and to the extent paid to or conferred on members of the board of directors who are members of management or designees of substantial stockholders of the Company), as a director on the Company Board and the board of directors of any subsidiary of the Company, and/or in one or more chief executive officer positions with any subsidiary of the Company. The parties acknowledge and agree that during the Term (i) the Executive's principal office will not be moved to a location more than 20 miles from Metropolitan Nashville and Davidson County, Tennessee without his approval and (ii) the Company shall maintain, in the organizational documents thereof, indemnification provisions providing for the maximum indemnification permitted by applicable law of the Executive by the Company for actions taken in his capacity as an officer, director or employee thereof.

                  4. DUTIES. During the Term, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company.

                  5. SALARY AND BONUS.

                      (a) During the Term, the Company shall pay to the Executive a base salary at the rate of $510,000 per year. Commencing on or before the first anniversary of the Effective Date, the Company Board shall review the base salary annually and may increase such amount from time to time as it may deem advisable (such salary, as the same may be increased, the "Base Salary"). The Base Salary shall be payable to the Executive in substantially equal installments in accordance with the Company's normal payroll practices.

                      (b) For the Company's fiscal year ending September 30, 2000, and for each fiscal year thereafter during the Term, the Executive shall be eligible to receive an annual cash bonus equal to up to one hundred percent (100%) of the Base Salary, subject to the terms of the Company's executive bonus program to be adopted by the Company Board, the principal terms of which are set forth on EXHIBIT A hereto (the "Bonus Plan"), or, to the extent more favorable to the Executive, other incentive compensation plan established by the Company Board for the Company's senior executive officers, as either of the same may be amended from time to time (provided that no such amendment or alternative plan shall materially diminish the benefits available to the Executive upon satisfaction of the conditions of such plan).

                  6. STOCK OPTION PLAN; INITIAL GRANT OF OPTIONS. Reference is made to the IASIS Healthcare Corporation 2000 Stock Option Plan to be adopted by the Company Board and, if applicable, the stockholders of the Company, the principal terms of which are set forth on EXHIBIT B hereto (the "Stock Option Plan"). Promptly following adoption of the Stock Option Plan, the Company shall grant the Executive options under the Stock Option Plan (the terms of which shall not be inconsistent with the provisions of Sections 10(e) and 10(f) below) to purchase a number of shares of common stock of the Company equal to not less than twenty-one percent (21%) of the total number of shares for which options are available under the Stock Option Plan. Thereafter during the Term, the Executive shall be eligible to participate in the Stock Option Plan or, to the extent more favorable to the Executive, other equity plan established by the Company Board for the Company's senior executive officers, as the same may be amended from



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time to time (provided that no such amendment shall materially diminish the benefits to Executive thereunder), as and to the extent other senior executive officers participate in the same.

                  7. VACATION, HOLIDAYS AND SICK LEAVE. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers; provided that the Executive shall during each year of the Term be entitled to at least four (4) weeks of such vacation, which shall not accrue from year to year.

                  8. BUSINESS EXPENSES. The Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment (including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company) upon timely submission by the Executive of receipts and other documentation in accordance with the Company's normal expense reimbursement policies.

                  9. OTHER BENEFITS. During the Term, the Executive shall be eligible to participate fully in all health and other employee benefit arrangements available to senior executive officers of the Company generally; provided that (i) the Company agrees in any event to provide major medical, disability and life insurance coverage in amounts substantially consistent with such coverage at similarly-sized healthcare corporations and (ii) the Company agrees to institute, within one hundred eighty (180) days of commencement of operations, a 401(k) savings program and other retirement plans as considered and approved by the Company Board and make employer contributions thereto on the Executive's behalf.

                  10. TERMINATION OF AGREEMENT. The Executive's employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term hereof except as set forth in this Section 10.

                      (a) BY MUTUAL CONSENT. The Executive's employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

                      (b) DEATH. The Executive's employment pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive's spouse or heirs shall receive, when the same would have been paid to the Executive (whether or not the Term shall have expired during such period), (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 10(h) hereof) and (ii) Base Salary at the then-current rate of Base Salary and benefits to be provided pursuant to clause 9(i) above through the date one (1) year after the Date of Termination. In the case of health and medical continuation coverage ("COBRA"), the Company will make all COBRA premium payments on behalf of the Executive and his dependents (and the Company will continue to pay that portion of the coverage then-currently paid by the Company) until the earlier to occur of the date of cessation of benefits as provided above or the end of the maximum period of COBRA eligibility under then-applicable law.



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                      (c) DISABILITY. The Executive's employment pursuant to
this Agreement may be terminated by written notice to the Executive by the Company or to the Company by the Executive in the event that (i) the Executive becomes unable to perform his duties as set forth in Section 3 by reason of physical or mental illness or accident for any six (6) consecutive month period or (ii) the Company receives written opinions from both a physician for the Company and a physician for the Executive that the Executive will be so disabled. In the event the Executive's employment is terminated pursuant to this
Section 10(c), the Executive shall be entitled to receive, when the same would have been paid to the Executive (whether or not the Term shall have expired during such period), (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and (ii) Base Salary at the then-current rate of Base Salary and benefits to be provided pursuant to clause 9(i) above through the date one (1) year after the Date of Termination; PROVIDED, HOWEVER, that amounts payable to the Executive under this
Section 10(c) shall be reduced by the proceeds of any short or long-term disability payments to which the Executive may be entitled during such period under policies maintained at the expense of the Company as and to the extent such disability payments compensate the insured for lost wages resulting from the disability. In the case of COBRA, the Company will make all COBRA premium payments on behalf of the Executive and his dependents (and the Company will continue to pay that portion of the coverage then-currently paid by the Company) until the earlier to occur of the date of cessation of benefits as provided above or the end of the maximum period of COBRA eligibility under then-applicable law.

                      (d) BY THE COMPANY FOR CAUSE. The Executive's employment pursuant to this Agreement may be terminated by written notice to the Executive ("Notice of Termination") upon the occurrence of any of the following events (each of which shall constitute "Cause" for termination); (i) the Executive commits any act of gross negligence, fraud or wilful misconduct causing material harm to the Company, (ii) the conviction of the Executive of a felony that would reasonably be expected by the Company Board to adversely affect the Company or its reputation, (iii) the Executive intentionally obtains material personal gain, profit or enrichment at the expense of the Company or from any transaction in which the Executive has an interest which is adverse to the interest of the Company, unless the Executive shall have obtained the prior written consent of the Company Board, or (iv) any material breach of the Executive of this Agreement, including, without limitation, a material breach of Section 13 hereof, which breach remains uncorrected for a period of fifteen (15) days after receipt by the Executive of written notice from the Company setting forth the breach. In the event the Executive's employment is terminated pursuant to this
Section 10(d), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and no more.

                      (e) BY THE COMPANY WITHOUT CAUSE. The Executive's employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to the Executive. In the event that the Executive's employment is terminated pursuant to this Section 10(e), the Executive shall be entitled to receive (i) on or prior to the Date of Termination, all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) an amount equal to two hundred percent (200%) of the Executive's Base Salary at the then-current rate of Base Salary, (iii) in the event that (A) the Company's actual aggregate earnings before interest, taxes, depreciation and amortization ("EBITDA") for the twelve (12) month period ending on the last day of the month prior to the month in which such Notice of Termination is delivered to the




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Executive (for purposes of this Section 10(e), such 12-month period, the
"Trailing Employment Year") shall equal or exceed the aggregate budgeted EBITDA as reflected in the monthly budgets prepared by the Company with respect to such period and (B) the Company's EBITDA for any nine (9) months during the Trailing Employment Year, considered individually, shall equal or exceed the budgeted EBITDA as reflected in the budgets prepared by the Company with respect to such months, an amount equal to two hundred percent (200%) of the base target bonus (e.g., in the case of the Bonus Plan for the fiscal year ending September 30, 2000, fifty percent (50%) of the Executive's base salary) set forth in the Bonus Plan for the fiscal year in which such Notice of Termination is delivered and
(iv) a lump sum payment equal to the then present value of all other benefits to be provided pursuant to clause 9(i) above through the date two (2) years after the Date of Termination, provided that under such circumstances the Executive shall make all COBRA premium payments on his own behalf. The sum of the amounts described in clauses (ii), (iii), if any, and (iv) above are hereafter referred to as the "Severance Amount." Fifty percent (50%) of the Severance Amount shall be paid to the Executive no later than ten (10) days following the Date of Termination and the balance of the Severance Amount shall be paid to the Executive in twenty four (24) equal monthly installments commencing on the first day of the month immediately following the Date of Termination. Additionally, in the event that the Executive's employment is terminated pursuant to this Section 10(e), a percentage of the Executive's options to purchase shares of capital stock of the Company unvested as of the Date of Termination but otherwise scheduled to vest on the first vesting date scheduled to occur following the Date of Termination, which percentage shall equal the percentage of the twelve
(12) month period immediately preceding such subsequent vesting date occurring prior to the Date of Termination, shall immediately vest and become exercisable on the Date of Termination. In the event that the Executive shall be entitled to receive a bonus payment pursuant to clause (iii) above, all of the Executive's options to purchase capital stock of the Company that are vested as of the applicable Date of Termination or become vested pursuant to the immediately preceding sentence may be exercised by the Executive at any time within the twenty-four (24) months following the Executive's Date of Termination notwithstanding any other provision of the Stock Option Plan or any grant of options thereunder to the contrary.

                      (f) BY THE EXECUTIVE FOR GOOD REASON. The Executive's employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation ("Notice of Resignation") delivered within twelve (12) months after the occurrence of any of the following events (each of which shall constitute "Good Reason" for resignation): (i) any Change of Control (as defined below) shall occur, (ii) the removal of the Executive from or the failure to elect or re-elect the Executive to the position of President and Chief Executive Officer of the Company, (iii) the removal of the Executive from or the failure to elect or re-elect the Executive to the Company Board, (iv) any material reduction by the Company of the Executive's duties or responsibilities or the assignment to the Executive of duties materially inconsistent with such position or (v) any breach by the Company of this Agreement (including the provisions of Section 3), which breach remains uncorrected for a period of fifteen (15) days after receipt by the Company of written notice from the Executive. Notwithstanding the provisions of clause (i), (ii), (iii) or (iv) above, in the event the Executive is elected as president and chief executive officer and a member of the board of directors of any entity which acquires control of more than 50% of the voting securities of the Company or, if such entity is a subsidiary of another entity, the ultimate parent of such subsidiary, with responsibility for (A) no fewer facilities than




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the Company controlled at the end of the fiscal year ending immediately preceding such Change of Control and (B) operating revenues equal to or greater than the Company's operating revenues during such fiscal year, and is provided with a written employment agreement by the entity or, if such entity is a subsidiary of another entity, the ultimate parent of such subsidiary, on substantially the same terms as those contained in this Agreement, the appointment to such position shall not constitute Good Reason for purposes of this Agreement. In the event that the Executive resigns for Good Reason pursuant to this Section 10(f), the Executive shall be entitled to receive, (i) on or prior to the Date of Termination, all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and (ii) the Severance Amount payable at the times and in the manner set forth in Section 10(e) above, provided that applicable references therein to the date of delivery of Notice of Termination shall mean reference to the date of delivery of Notice of Resignation. Additionally, in the event that the Executive's employment is terminated pursuant to this Section 10(f), a percentage of the Executive's options to purchase shares of capital stock of the Company unvested as of the Date of Termination but otherwise scheduled to vest on the first vesting date scheduled to occur following the Date of Termination, which percentage shall equal the percentage of the twelve (12) month period immediately preceding such subsequent vesting date occurring prior to the Date of Termination, shall immediately vest and become exercisable on the Date of Termination. In the event that the Severance Amount described in clause (ii) above shall include a bonus payment as determined pursuant to clause (iii) of
Section 10(e) above, all of the Executive's options to purchase capital stock of the Company that are vested as of the applicable Date of Termination or become vested pursuant to the immediately preceding sentence may be exercised by the Executive at any time within twenty-four (24) months following the Executive's Date of Termination notwithstanding any other provision of the Stock Option Plan or any grant of options thereunder to the contrary.

                  For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred (A) at such time as any Person (as defined in Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended from time to time (the "Exchange Act")) or "group" of Persons (as defined in Section 13(d) of the Exchange Act), other than any of the parties to that certain Stockholders Agreement, dated October 7, 1999, among the Company, JLL Healthcare, LLC, a Delaware limited liability company, and certain other stockholders, as the same may be amended (the "Stockholders Agreement"), directly or indirectly, acquires beneficially or of record, more than 50% of the outstanding voting securities of the Company (by operation of law or otherwise) or (B) upon a sale of all or substantially all of the assets of the Company.

                      (g) BY THE EXECUTIVE WITHOUT GOOD REASON. The Executive's employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company. In the event that the Executive's employment is terminated pursuant to this Section 10(g), the Executive shall receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and no more.



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                      (h) DATE OF TERMINATION. The Executive's Date of
Termination shall be (i) if the Executive's employment is terminated pursuant to
Section 10(b), the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 10(c), the last day of the six-month period referred to in Section 10(c)(i) or the date of delivery of the last physician's opinion referred to in Section 10(c)(ii), as the case may be, (iii) if the Executive's employment is terminated pursuant to Section 10(d), the date on which a Notice of Termination is given, (iv) if the Executive's employment is terminated pursuant to Section 10(e), sixty (60) days after the date the Notice of Termination is given; PROVIDED, HOWEVER, that the Company may waive such notice in the event of a termination pursuant to Section 10(e) in which event, the Executive's Date of Termination shall be five (5) days after the Notice of Termination, (v) if the Executive's employment is terminated pursuant to Section 10(f), five (5) days after the date the Notice of Resignation is given and (vi) if the Executive's employment is terminated pursuant to Section 10(g), one hundred twenty (120) days after the date the Notice of Resignation is given or such shorter period as may be determined by the Company.

                      (i) COMPANY'S FAILURE TO EXTEND TERM. In the event the Company provides notice of its intent not to extend the Term for any additional period as provided in Section 2(b) and the Executive is not then in violation of
Section 13 hereof, the Company shall pay to Executive, on the expiration of the Term, a lump sum payment in an amount equal to the sum of (i) the aggregate amount of one (1) year of Base Salary at the then-current rate of Base Salary and (ii) in the event that (A) the Company's actual EBITDA for the twelve (12) month period ending on the last day of the month prior to the month in which such expiration of the Term occurs (for purposes of this Section 10(i), such 12-month period, the "Trailing Employment Year") shall equal or exceed the aggregate budgeted EBITDA as reflected in the monthly budgets prepared by the Company with respect to such period and (B) the Company's EBITDA for any nine
(9) months during the Trailing Employment Year, considered individually, shall equal or exceed the budgeted EBITDA as reflected in the budgets prepared by the Company with respect to such months, an amount equal to one hundred percent (100%) of the base target bonus (e.g., in the case of the Bonus Plan for the fiscal year ending September 30, 2000, fifty percent (50%) of the Executive's base salary) set forth in the Bonus Plan for the fiscal year in which such expiration of the Term occurs.

                      (j) CERTAIN TAX MATTERS. In the event any provision of this Agreement, any other Agreement between the Executive and the Company or any plan of the Company would result in an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code") and the imposition of an excise tax on the Executive under Section 4999 of the Code, the Company agrees to take such lawful action as may reasonably be requested by the Executive to assist him in the avoidance of all or a portion of such tax (including, if applicable, approval of any such excess parachute payments by the shareholders of the Company); provided that nothing contained herein shall obligate the Company or its shareholders to take any action which would reasonably be expected to result in any cost or charge to the Company.



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                  11. REPRESENTATIONS.

                      (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against both in accordance with its terms.

                      (b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

                  12. ASSIGNMENT; BINDING AGREEMENT. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

                  13. CONFIDENTIALITY; NON-COMPETITION; OWNERSHIP OF WORKS.

                      (a) The Executive acknowledges that: (i) the Business is intensely competitive and that the Executive's employment by the Company will require that the Executive have access to and knowledge of confidential information of the Company relating to the Business, including, but not limited to, the identity of the Company's employees, physicians, payors or suppliers, the kinds of services provided by the Company, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective patients, physicians or payors, pricing information and other contractual terms, information concerning the creation, acquisition or disposition of products and services, creative ideas and concepts, including clinical and financial systems, compliance programs and physician relation and retention programs, computer software applications and other programs, research data, personnel information and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Section 13 by the Executive or such information may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Company's business; and (iii) the engaging by the Executive in any of the activities prohibited by this Section 13 may constitute improper appropriation and/or use of such Confidential Information. The Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest in the Company. Accordingly, the Company and the Executive agree as follows:

                      (b) For purposes of this Section 13, the Company shall be construed to include the Company and its parents and subsidiaries engaged in the Business, including any divisions managed by the Executive.



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                      (c) During the Executive's employment with the Company,
and at all times after the termination of the Executive's employment by expiration of the Term or otherwise, the Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body, the Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. The Executive agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and immediately upon the termination of his employment for any reason.

                      (d) For a period of two (2) years following the Executive's Date of Termination (or one (1) year following the expiration of the Term in the case of the Company's delivery of notice of its intent not to extend the Term for any additional period as provided in Section 2(b)), whether upon expiration of the Term or otherwise, the Executive shall not engage in Competition, as defined below, with the Company or its subsidiaries within fifty
(50) miles of the location of any hospital managed by the Company (or other facility managed by the Company from which in excess of five percent (5%) of the Company's annual revenues are derived) at the time of, or within six (6) months prior to, the Executive's Date of Termination or the expiration of the Term (as applicable), or in which, during the six (6) months period prior to the Executive's Date of Termination or the expiration of the Term (as applicable), the Company had made substantial plans with the intention of establishing operations in such locality or region. For purposes of this Agreement, "Competition" by the Executive shall mean the Executive's engaging in significant activities relating to, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any entity engaged in significant activities relating to, the Business; PROVIDED THAT, it shall not be a violation of this sub-paragraph for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the Securities Exchange Act of 1934, as amended, PROVIDED THAT, the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

                      (e) For a period of two (2) years following the Executive's Date of Termination (or one (1) year following the expiration of the Term in the case of the Company's delivery of notice of its intent not to extend the Term for any additional period as provided in Section 2(b)), whether upon expiration of the Term or otherwise, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

                         (i) solicit from any physician or physician group,
                  payor or supplier doing business with the Company as of the



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                  Executive's termination, business of the same or of a similar nature to the business of the Company with such physician, physician group, payor or supplier;

                         (ii) solicit from any known potential physician or
                  physician group, payor or supplier of the company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Executive's termination; or

                         (iii) recruit or solicit the employment or services of
                  any person who was employed by the Company upon termination of the Executive's employment and is employed by the Company at the time of such recruitment or solicitation.

                      (f) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, formulas, data, programs, processes, ideas, concepts, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarkable or patentable, which relate to the actual or anticipated business, activities or research of the Company and either (i) are created, made, conceived or reduced to practice by the Executive, either alone, under his direction or jointly with others during the period of his employment with the Company, (ii) result from or are suggested by work performed by the executive for the Company or (iii) result, to any extent, from use of the Company's premises or property (all of which are collectively referred to in this Agreement as "Works"). All Works shall be the sole property of the Company, and, to the extent that the Company is not already considered the owner thereof as a matter of law, the Executive hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Works and any and all related intellectual property rights (including, but not limited to, patents, patent applications, copyrights, copyright applications, and trademarks) in the United States and elsewhere.

                      (g) The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 13 may cause the Company irreparable injury. The Executive therefore agrees that the Company may be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations.

                      (h) If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

                  14. ENTIRE AGREEMENT. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise.

                  15. AMENDMENT OR MODIFICATION WAIVER. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

                  16. NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

         To the Executive at:
                   1607 North Martha Street
                  -------------------------
                   Brentwood, TN 37027
                  -------------------------


         With copies to:
                  Sherrard & Roe, PLC
                  ------------------------
                  424 Church Street, Suite 2000
                  ------------------------
                  Nashville, TN 37219
                  ------------------------
                  Facsimile: (615)742-4539
                  ------------------------
                  Attention: L. Webb Campbell
                  ------------------------

         To the Company at:

                  IASIS Healthcare Corporation
                  Dover Centre
                  113 Seaboard Lane, Suite A200
                  Franklin, TN  37067
                  Facsimile: (615) 846-3006


         With copies to:

                  Joseph Littlejohn & Levy
                  450 Lexington Avenue
                  New York, New York  10022
                  Attention: Jeffrey C. Lightcap

                           and

                  Skadden, Arps, Slate, Meagher & Flom, LLP
                  One Rodney Square
                  P.O. Box 636
                  Wilmington, Delaware  19899
                  Facsimile: (302) 651-3001
                  Attention: Robert B. Pincus, Esquire

                  Any notice delivered personally or by courier under this
Section 16 shall be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

                  17. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

                  18. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

                  19. GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

                  20. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

                  21. WITHHOLDING. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

                  22. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on May 1, 2000 to be effective as of the Effective Date.

                                         IASIS HEALTHCARE CORPORATION


                                         By:     /s/ Jeffrey C. Lightcap
                                             ----------------------------------
                                         Name:   Jeffrey C. Lightcap
                                               --------------------------------
                                         Title:  Director
                                                -------------------------------


                                                /s/ C. Wayne Gower
                                                -------------------
                                                    C. Wayne Gower

                                                                       Exhibit A

                          Iasis Healthcare Corporation
                              Executive Bonus Plan
                      Fiscal Year Ended September 30, 2000

EBITDA OBJECTIVE:

         Fiscal year target                                                     $139,400,000
         Bottom level                                 92.50%                    $128,945,000
         Top level                                   115.00%                    $160,310,000


TOTAL INDEBTEDNESS OBJECTIVE:

         Targeted total long-term debt, net of cash at year end                 $568,000,000

         Bottom level                                100.00%                    $568,000,000
         Top level                                   107.50%                    $525,400,000



BONUS OF 50% OF BASE SALARY WILL BE COMPUTED BASED ON 75/25 WEIGHTING OF THE EBITDA AND TOTAL INDEBTEDNESS OBJECTIVES. THE FOLLOWING DEMONSTRATES APPLICATION OF THE OVER/UNDER FACTORS TO POTENTIAL ACTUAL RESULTS:


                               ACTUAL                   ACTUAL               37.5%            12.5%
                               EBITDA                    DEBT                EBITDA            DEBT         TOTAL
                               ------                    ----                ------            ----         -----

Case I                      $130,000,000              $605,000,000            3.78%            0.00%        3.78%

Case II                     $137,500,000              $580,000,000           30.69%            0.00%       30.69%

Budget Case                 $139,400,000              $568,000,000           37.50%           12.50%       50.00%

Case III                    $145,000,000              $555,000,000           47.54%           16.31%       63.86%

Case IV                     $152,500,000              $530,000,000           60.99%           23.65%       84.64%

Case V                      $160,000,000              $505,000,000           74.44%           25.00%       99.44%

Case VI                     $167,500,000              $480,000,000           75.00%           25.00%      100.00%


Note: Bonus will be paid after receipt of audited financial statements and results will exclude items not resulting from the ordinary course of business.

                                                                       Exhibit B

                          IASIS HEALTHCARE CORPORATION
                                2000 OPTION PLAN
                                   TERM SHEET

NUMBER OF SHARES AVAILABLE             686,566 Shares

EXPIRATION DATE                           10 years from grant

GRANT Each grant will consist of two parts-a Series I Option and a Series II Option.

SERIES I OPTIONS                          Divided into three tranches:

Exercise Price/Number of Shares             Tranche A   $100  100,969 shares
                                            Tranche B   $260  117,797 shares
                                            Tranche C   $420   92,555 shares

Vesting                                     Twenty percent of Series I Options
                                            in each tranche vest on each
                                            September 30 through September 30,
                                            2004

SERIES II OPTIONS                         Divided into three tranches:

Exercise Price/Number of Shares             Tranche A    $100    121,701 shares
                                            Tranche B    $260    141,985 shares
                                            Tranche C    $420    111,559 shares

Vesting Twenty percent of Series II Options in each Tranche will time vest on each September 30 through September 30, 2004; PROVIDED, HOWEVER, that no Series II Options shall become exercisable until the earlier of the occurrence of a Triggering Event (to be defined) and seven years from the date of the grant.

CHANGE OF CONTROL                           All unexercised Options vest
                                            automatically

TERMINATION OF EMPLOYMENT

For Cause                                   All Options cancelled

Death or Disability                         All vested Options may be exercised
                                            for a period of 90 days following
                                            the date of termination.

Without Cause/Good Reason                   All vested Options may be exercised
Voluntary                                   for a period of 90 days following
                                            the date of termination.